Exhibit 10.11

BNP Paribas

787 7th Avenue, 8th Floor

New York, NY 10019

May 18, 2017

To:	Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, New York 10577
Attention:	Spencer Schwartz, Executive Vice President and Chief Financial Officer
Telephone:	(914) 701-8763
Facsimile:	(914) 701-8081

Re:	Additional Call Option Transaction (Reference Code OP1148DR)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between BNP Paribas (“Dealer”) and Atlas Air Worldwide Holdings, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the prospectus dated May 16, 2017, as supplemented by the prospectus supplement dated May 17, 2017 (as so supplemented, the “Prospectus”) relating to the 1.875% Convertible Senior Notes due 2024 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 260,000,000 (as increased by an additional aggregate principal amount of USD 29,000,000 pursuant to the exercise in part by the Underwriters (as defined herein) of their option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)) pursuant to an indenture dated June 3, 2015 (the “Base Indenture”), as supplemented by a supplemental indenture thereto to be dated May 23, 2017 (the “Supplemental Indenture”), between Counterparty and Wilmington Trust, National Association, as trustee (the Base Indenture as so supplemented, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Supplemental Indenture section numbers used herein are based on the draft of the Supplemental Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Base Indenture or Supplemental Indenture herein are references to the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date hereof and on the date of its execution, respectively, and if either the Base Indenture or the Supplemental Indenture is amended or supplemented following such date, any such amendment or supplement (other than any amendment or supplement (x) pursuant to Section 10.02(i) of the Supplemental Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Notes in the Prospectus and (y) pursuant to Section 12.07 of the Supplemental Indenture, subject, in the case of clause (y), to the second proviso in the provisions opposite the caption “Consequences of Merger Events / Tender Offers” in Section 3) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.	This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	May 18, 2017

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “AAWW”)

Number of Options:	29,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	20%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 16.3713.

Strike Price:	USD 61.0825

Premium:	USD 1,407,660.00

Premium Payment Date:	May 23, 2017

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 12.03 and Section 12.04(h) of the Supplemental Indenture

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the “Holder” (as defined in the Base Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 12.02(b) of the Supplemental Indenture. Options may only be exercised hereunder on a Conversion Date in respect of the Convertible Notes and only in an amount equal to the number of $1,000 principal amount of Convertible Notes converted on such Conversion Date.

Free Convertibility Date:	September 1, 2023

Expiration Time:	The Valuation Time

Expiration Date:	June 1, 2024, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions and subject to Section 9(h)(ii), on each Conversion Date in respect of which a “Notice of Conversion” (as defined in the Supplemental Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated May 17, 2017 between Dealer and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options on any Conversion Date, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised (the “Early Exercise Notice Deadline”) of (i) the number of such Options (and the number of $1,000 principal amount of Convertible Notes being converted on such Conversion Date), (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount” and such notice, an “Early Exercise Notice”); provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date (A) such notice (“Standard Exercise Notice”) may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date (the “Standard Exercise Notice Deadline”) and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date (the “Settlement Method Notice Deadline” and collectively together with the Early Exercise Notice Deadline and the Standard Exercise Notice Deadline, each a “Notice Deadline”) specifying the information required in clauses (iii) and (iv) above. Notwithstanding the foregoing, (and the related automatic exercise of such Options), an Early Exercise Notice, a Standard Exercise Notice or a Notice of Final Settlement Method shall be effective if given after the relevant Notice Deadline therefor but prior to 5:00 PM New York City time, on the fifth Scheduled Trading Day after the corresponding Notice Deadline, in which case the Calculation Agent shall have the right to adjust the amount of cash and/or the number of Shares, as applicable, due upon exercise of the relevant Option(s) and/or the relevant Settlement Date as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the corresponding Notice Deadline. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

Valuation Time:	The close of trading of the regular trading session on the Exchange.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or market or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 12.02(a)(iv)(A) of the Supplemental Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 12.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 12.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 12.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 12.02(a)(iv)(B) of the Supplemental Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the Settlement Date for the relevant Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option, divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)     cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount, minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)    Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day, minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option, multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage, multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price of one Share on the Exchange as determined by the Calculation Agent.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on The NASDAQ Global Select Market or, if the Shares are not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a “Business Day.”

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a “Business Day.”

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AAWW <equity> AQR” (or its equivalent successor if such page is not available) (“Bloomberg VWAP”) in respect of the period from the scheduled open of trading on the Exchange to the Valuation Time of the Exchange on such Valid Day (or if Bloomberg VWAP is unavailable, the market value of one Share on such Valid Day determined by the Calculation Agent using a volume-weighted average method, if practicable). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option;

(i)     if the related Conversion Date occurs prior to the Free Convertibility Date, the 70 consecutive Valid Days beginning with, and including, the second Valid Day after such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 140 consecutive Valid Days beginning with, and including, the second Valid Day after such Conversion Date; or

(ii)    if the related Conversion Date occurs on or after the Free Convertibility Date, the 70 consecutive Valid Days beginning with, and including, the 72nd Scheduled Valid Day immediately preceding the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 140 consecutive Valid Days beginning with, and including, the 142nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Share Settlement”. “Share Settlement” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Supplemental Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Supplemental Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to “Holders” (as defined in the Indenture) of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which “Holders” (as defined in the Indenture) of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Supplemental Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the third sentence of the second paragraph of Section 12.04(c) of the Supplemental Indenture or the third sentence of the second paragraph of Section 12.04(d) of the Supplemental Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options and/or Option Entitlement.

Notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 12.05 of the Supplemental Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options and/or Option Entitlement in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as defined in the Base Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment to the terms hereof in order to account for such Potential Adjustment Event.

For the avoidance of doubt, whenever the Calculation Agent or Determining Party, as the case may be, is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions (other than any adjustment required to be made by reference to the terms of the Convertible Notes or the Indenture) to take into account the effect of an event, the Calculation Agent or Determining Party, as the case may be, shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

Dilution Adjustment Provisions:	Sections 12.04(a), (b), (c), (d) and (e) and Section 12.05 of the Supplemental Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that, notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 12.07(a) of the Supplemental Indenture.

Tender Offers:	Applicable; provided that, notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 12.04(e) of the Supplemental Indenture.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer that is required under the terms of the Indenture to result in an adjustment to the terms of the Convertible Notes, the Calculation Agent shall make an adjustment determined by reference to the relevant provisions of the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, and/or Option Entitlement; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Supplemental Indenture) pursuant to any Excluded Provision; provided further that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 12.07 of the Supplemental Indenture), then the Calculation Agent will determine the adjustment to be made to any one or more of the nature of the Shares, Strike Price, Number of Options, and/or Option Entitlement in good faith and in a commercially reasonable manner; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation or will not be the Issuer following such Merger Event or Tender Offer, then Dealer, in its sole discretion, may elect for Cancellation and Payment (Calculation Agent Determination) to apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”, (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions”, (iii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by immediately following the word “Transaction”, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) Section 12.9(a)(ii)(Y) of the Equity

Definitions is hereby amended by replacing the parenthetical beginning after the word “Transaction” with the words “(including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, imposition or increase of amount of capital required by it or any entity controlling it, or imposition or increase of amount of collateral required or expected to be maintained)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following language at the end of such Section:

“, provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Hedging Party shall be made in good faith and in a commercially reasonable manner; provided further that nothing herein shall limit or alter, or be deemed to limit or alter, the ability of Dealer (whether acting as Dealer, the Hedging Party, the Determining Party or the Calculation Agent) to hedge its obligations under the Transaction in a manner it deems appropriate, as determined by Dealer in its sole discretion. The parties agree that they will comply with the provisions set forth in the second paragraph under “Calculation Agent” below.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will comply with the provisions set forth in the second paragraph under “Calculation Agent” below.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer. All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will comply with the provisions set forth in the immediately following paragraph.

In the case of any calculation, adjustment, specification, choice or determination by the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, following any written request from Counterparty, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Counterparty a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination), but without disclosing any proprietary models or other information that is subject to a non-disclosure agreement or confidentiality agreement.

5.	Account Details.

(a)	Account for payments to Counterparty:

Bank:      JP Morgan Chase

ABA#:   021000021

Swift ID:         CHASUS33

Account Name: Atlas Air Worldwide Holdings, Inc.

Account Number: 590362143

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

BNP Paribas, New York

ABA: 026007689

Swift Code: BNPAUS3N

Favor: BNP Paribas Paris (swift code: BNPAFRPP)

A/C: 020019409300136

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: Paris

7.	Notices.

(a)	Address for notices or communications to Counterparty:

To:	Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, New York 10577
Attention:	Spencer Schwartz, Executive Vice President and Chief Financial Officer
Telephone:	(914) 701-8763
Facsimile:	(914) 701-8081

With a copy to:

Cravath, Swaine & Moore LLP

Attention: Andrew J. Pitts

Telephone No: (212) 474-1620

Facsimile No: (212) 474-3700

Email: apitts@cravath.com

(b)	Address for notices or communications to Dealer:

To:	BNP Paribas
787 7th Avenue
New York, NY 10019
Attention:	Damir Tanovic
Telephone:	(212) 841-2504
Email:	NYK_STE@americas.bnpparibas.com

With a copy to:

BNP Paribas
787 7th Avenue, 8th Floor
New York, NY 10019
Attention:	Nicholas Gao
Telephone:	(212) 841-2585
Email:	nick.gao@us.bnpparibas.com

8.	Representations and Warranties of Counterparty.

Counterparty hereby represents and warrants to Dealer that each of the representations and warranties of Counterparty set forth in Section 1 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of May 17, 2017, among Counterparty and Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Citigroup Global Markets Inc., as managers for the Underwriters (the “Underwriters”) party thereto, is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein.

Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of (i) the Certificate of Incorporation or the Amended and Restated By-Laws of Counterparty, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clause (iii) above, for any such conflict, breach, default or lien that would not, individually or in the aggregate, have a material adverse effect on Counterparty and its subsidiaries, taken as a whole, or on the power or ability of Counterparty to execute and deliver this Confirmation or perform its obligations hereunder.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant”, as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act, as amended.

(f)	Counterparty and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)	Assuming compliance by Dealer and its affiliates with the covenant set forth in Section 9(bb), no federal, state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) by Dealer or its affiliates as a result of Dealer or its affiliates owning or holding (however defined) Shares, except for the reporting requirements of the Exchange Act and the rules promulgated thereunder.

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing and (C) has total assets of at least USD 50 million.

(i)	Without limiting the generality of Section 3(a)(iii) of the Agreement or Section 8(b) hereof, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(j)	Counterparty has received and read the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(k)	Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the product of the Number of Options, and the Option Entitlement in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(l)	Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(m)	Assuming compliance by Dealer and its affiliates with the covenant set forth in Section 9(bb), no provision in the Certificate of Incorporation of Counterparty or the Amended and Restated By-Laws of Counterparty (each, as amended from time to time) applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

9.	Other Provisions.

(a)	[Reserved.]

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the “Conversion Rate” (as defined in the Indenture), promptly give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if following such repurchase or Conversion Rate Adjustment Event, as the case may be, the number of outstanding Shares as determined on such day is (i) less than 24.4 million (in the case of the first such notice) or (ii) thereafter more than 800,000 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all direct losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from commercially reasonable hedging activities or cessation of commercially reasonable hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including commercially reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the commercially reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (a) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the distribution of the Convertible Notes. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(a) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(ii)	Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(iii)

Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent; provided that in connection with any assignment or transfer pursuant to this subclause (A)(2), such guarantee shall constitute a Credit Support Document for the purposes of the Agreement, or (B) with Counterparty’s consent (such consent not to be unreasonably withheld), to any other third party with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer and each “group” of which Dealer is a member or may be deemed a member, in each case, under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iv)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such Dealer’s affiliate’s performance to Counterparty.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply to the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the number of Shares deliverable pursuant to such terms will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)

Role of Agent. Counterparty agrees and acknowledges that (i) BNP Paribas Securities Corp. (“BNPPSC”), an affiliate of Dealer, has acted solely as agent and not as principal with respect to the Transaction and (ii) BNPPSC has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction. For the avoidance of doubt, any performance by Dealer of its obligations to Counterparty hereunder solely to BNPPSC shall not relieve Dealer of such obligations. Any performance by Counterparty of its obligations (including notice obligations) through or by means of BNPPSC’s agency for Dealer shall constitute good performance of Counterparty’s obligations hereunder to Dealer.

(h)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.02 of the Supplemental Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)	Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth opposite “Notice of Exercise” in Section 2, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 12.03 of the Supplemental Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this Section 9(h)(ii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise minus the number of “Make-Whole Conversion Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 12.03 of the Supplemental Indenture); provided that the amount of cash payable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options, multiplied by (2) the “Conversion Rate” (as defined in the Indenture, and after taking into account any applicable adjustments to the “Conversion Rate” pursuant to Section 12.03 of the Supplemental Indenture), multiplied by (3) a market price per Share determined by the Calculation Agent in a commercially reasonable manner over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(iii)

Promptly (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty may notify Dealer of such Repurchase Event and the aggregate principal amount of Convertible Notes subject to such Repurchase Event (any such notice, a “Convertible Notes Repurchase Notice”);

provided that no such Convertible Notes Repurchase Notice shall be effective unless it contains the representation by Counterparty set forth in Section 8(f) as of the date of such Convertible Notes Repurchase Notice. The receipt by Dealer from Counterparty of any Convertible Notes Repurchase Notice shall constitute an Additional Termination Event as provided in this Section (ii). Upon receipt of any such Convertible Notes Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Convertible Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Convertible Notes specified in such Convertible Notes Repurchase Notice, minus the “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes specified in such Convertible Notes Repurchase Notice and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repurchase Event” means that (i) any Convertible Notes are repurchased (whether pursuant to Section 13.02 of the Supplemental Indenture or otherwise) by Counterparty or any of its subsidiaries and cancelled or are no longer “Outstanding” (as defined in the Indenture) under the Indenture, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described) and cancelled or are no longer “Outstanding” (as defined in the Indenture) under the Indenture, (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (other than upon acceleration of the Convertible Notes described in Section 9(h)(i)) and such Convertible Notes are cancelled or are no longer “Outstanding” (as defined in the Indenture) under the Indenture, or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as defined in the Base Indenture) thereof for any other securities of Counterparty or any of its Affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction and such Convertible Notes are cancelled or are no longer “Outstanding” (as defined in the Indenture) under the Indenture; provided that any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

(i)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by replacing “either party may elect” with “Dealer may elect or, if Counterparty represents that it and its officers and directors are not aware of any material nonpublic information with respect to Counterparty or the Shares, Counterparty may elect”.

(iii)	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding to the beginning of clause (C) thereof the words “if Counterparty represents that it and its officers and directors are not aware of any material nonpublic information with respect to Counterparty or the Shares,” and (2) adding to the last sentence after the words “terminate the Transaction” the words “in accordance with the above”.

(j)	No Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and Section 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and Section 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and Section 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in good faith and by commercially reasonable means and notified by the

Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Nationalization, Insolvency or Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the type and amount of such property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units.” “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on advice of counsel, the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction (“Hedge Shares”) cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered underwritten offering of a similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Dealer (in which case, the

Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to account for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in such amounts, requested by Dealer.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines (in the case of clause (ii), based on advice of counsel) that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or commercially reasonable hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect transactions in Shares in connection with its commercially reasonable hedging, commercially reasonable hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory organization requirements, or with related policies and procedures applicable to Dealer.

(p)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.

(s)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(t)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction, (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(u)	Early Unwind. In the event the sale of the “Additional Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(v)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)	Acknowledgements Regarding Accounting. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(x)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(y)	Private Placement Representations. Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(z)	Exclusive Jurisdiction. The word “non-” in Section 13(b)(i)(2) of the Agreement is hereby deleted.

(aa)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(bb)	Voting of Hedge Shares. Dealer agrees that neither it nor any of its affiliates will vote any Hedge Shares.

(cc)	Certain Tax Considerations.

(i)	Dealer makes the following representations to Counterparty: it is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes and each payment received or to be received by it in connection with this Confirmation is effectively connected with its conduct of a trade or business in the United States.

(ii)	Dealer agrees to deliver to Counterparty a valid, accurate and complete U.S. Internal Revenue Service Form W-8ECI (or any successor form) and any required attachments thereto (A) upon execution of this Confirmation, (B) promptly upon reasonable demand by Counterparty and (C) promptly upon learning that any Form W-8ECI (or any successor thereto) previously provided by Dealer has become obsolete, invalid or incorrect.

(iii)	Dealer makes the following representation to Counterparty: it is a “dealer” within the meaning of Section 1.1001-4(b)(1) of the United States Treasury Regulations.

(iv)	Counterparty makes the following representation to Dealer: it is a corporation established under the laws of the State of Delaware and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended). Counterparty agrees to deliver to Dealer a valid, accurate and complete U.S. Internal Revenue Service Form W-9 (or any successor form) and any required attachments thereto (A) upon execution of this Confirmation, (B) promptly upon reasonable demand by Dealer and (C) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete, invalid or incorrect.

(dd)	Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ee)	871(m). The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol, as published by ISDA, are incorporated into and apply to the Agreement solely for purposes of this Confirmation as if set forth in full herein.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to us.

Yours faithfully,

BNP PARIBAS

By:	/s/ Frederick J. Fiddle
Name:	Frederick J. Fiddle
Title:	Managing Director

By:	/s/ Christopher J. Innes
Name:	Christopher J. Innes
Title:	Managing Director

Accepted and confirmed as of the Trade Date:

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Spencer Schwartz
Name:	Spencer Schwartz
Title:	Executive Vice President and Chief Financial Officer